Exhibit 10.30

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Addendum No. 2 to the Distribution Agreement

This Addendum No. 2 to the Distribution Agreement (the “Addendum”) is made and entered into as of this 15th day of June, 2007, by and between diaDexus, Inc. (“DIADEXUS”), and The Binding Site (“BINDING SITE”).

WHEREAS, BINDING SITE and DIADEXUS are parties to a Distribution Agreement effective January 30, 2007 and modified it with Addendum No. 1 on February 1, 2007 (collectively, the “Agreement”);

WHEREAS, the parties desire to amend such Agreement as follows:

[*]

Please insert the following into Exhibit A.

[*]

Description	Unit	Catalog #	Lab Price
[*] PLAC® Test Kit for Lp-PLA2	96-well microplate ELISA kit	90106	[*]

BINDING SITE recognizes the importance to DIADEXUS that BINDING SITE make best efforts to expedite the rate at which customers go live with commercial sales and new customers are enabled. Accordingly both DIADEXUS and BINDING SITE will review this Addendum No. 2 [*] and if BINDING SITE is making solid commercial efforts to advance Product sales, DIADEXUS will [*].

In addition, all BINDING SITE sales reporting pursuant to Section 3 (c) provided to DIADEXUS shall be certified for financial accuracy by a financial officer of BINDING SITE.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their fully authorized representatives.

BINDING SITE		DIADEXUS

BY:	/s/ R. Rowland	BY:	/s/ Patrick Plewman
Printed Name: R. Rowland		Printed Name: Patrick Plewman

Title: CEO		Title: President & CEO

Date: 6/15/07		Date: 6/19/07